Exhibit 21.1
             LIST OF SUBSIDIARIES OF ROFIN-SINAR TECHNOLOGIES INC.




Rofin-Sinar, Inc.
Rofin-Sinar Laser GmbH
Rofin-Sinar France S.A.
Rofin-Sinar Italiana S.r.l.
Rofin-Marubeni Laser Corporation
DILAS Diodenlaser GmbH